EXHIBIT 99.2

News Release

FOR IMMEDIATE RELEASE: May 22, 2017

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES

RESULTS OF ITS CASH TENDER OFFER FOR ITS OUTSTANDING 7.375% SENIOR NOTES DUE 2019

OAK BROOK, Ill., May 22, 2017 -- Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD) (“Great Lakes” or the “Company”) announced today the results of its previously-announced cash tender offer (the “Tender Offer”) to purchase any and all of the $275 million aggregate principal amount of 7.375% Senior Notes due 2019 (the “2019 Notes”).  The terms and conditions of the Tender Offer, which expired at 5:00 p.m., New York City time, on Friday, May 19, 2017 (the “Expiration Time”), are described in the Offer to Purchase, dated May 12, 2017, and the related Notice of Guaranteed Delivery (collectively, the “Tender Offer Documents”).

According to information provided by D.F. King & Co., Inc. the information and tender agent for the Tender Offer, $185,901,000 aggregate principal amount of the outstanding Notes (or 67.6%) were validly tendered at or prior to the Expiration Time and not validly withdrawn, which amounts exclude tenders of an additional $407,000 aggregate principal amount of outstanding Notes that remain subject to guaranteed delivery procedures.

Subject to the terms and conditions specified in the Tender Offer Documents, the Company will pay all holders of 2019 Notes accepted for purchase in the Tender Offer $1,004.00 per $1,000 principal amount of 2019 Notes validly tendered (including through guaranteed delivery procedures) and accepted for purchase, plus accrued and unpaid interest to, but not including, the settlement date, which is expected to be May 24, 2017.

The Company intends to finance its purchase of the Notes tendered pursuant to the Tender Offer with a portion of the proceeds to be raised from its previously-announced private placement offering of $325 million senior notes due 2022, which were priced on May 18, 2017 at par with a coupon interest rate of 8.000%. The Company expects to complete this offering on May 24, 2017, subject to customary closing conditions.

The Company currently intends to use proceeds from the pending note offering to redeem the 2019 Notes not purchased pursuant to the Tender Offer at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest through the redemption date.

The Company has retained Deutsche Bank Securities Inc. and SunTrust Robinson Humphrey, Inc. to act as the dealer managers in connection with the Tender Offer, and has retained D.F. King & Co., Inc. to act as the information and tender agent for the Tender Offer.  The Company is making the Tender Offer only by, and pursuant to the terms and conditions of, the Tender Offer Documents.  Those documents set forth the complete terms and conditions of the Tender Offer. Copies of those documents may be obtained from the information and tender agent for the Tender Offer, D.F. King & Co., Inc., at (800) 870-0126 (US toll-free) or from the dealer managers, Deutsche Bank Securities Inc. at (855) 287-1922 (US toll-free) and (212) 250-7527 (collect) and SunTrust Robinson Humphrey, Inc. at (404) 926-5047 (collect) or by visiting www.dfking.com/gldd.

This press release is for informational purposes only and shall not constitute, or be deemed to constitute, a notice of redemption of the 2019 Notes under the indenture governing the 2019 Notes. This press release is neither an offer to purchase or an offer to sell, nor a solicitation of an offer to buy or sell, any securities, nor is it a solicitation for acceptance of the Tender Offer.

The Company

Great Lakes is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and infrastructure services on land and water. Great Lakes employs civil, ocean and mechanical engineering staff in its estimating, production and project management functions. In its 127-year history, Great Lakes has never failed to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future events.

Factors that could affect actual results include but are not limited to corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in the credit ratings of the Company; changes in the Company’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of the Company to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission. There can be no assurances that the above-described transactions will be consummated on the terms described above or at all.

Although Great Lakes believes that its plans, intentions and expectations reflected in this press release are reasonable, actual events could differ materially. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Katie O'Halloran

Investor Relations

630-574-3012